As filed with the Securities and Exchange Commission on August 23, 2011

Registration Nos. 333-139169 and 333-142542

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 (No. 333-139169)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-142542)

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

NextWave Wireless Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-5361360
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12264 El Camino Real, Suite 305

San Diego, California 92130

(619) 573-1570

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

NextWave Wireless Inc. 2005 Stock Incentive Plan

CYGNUS Communications, Inc. 2004 Stock Option Plan

PacketVideo Corporation 2005 Equity Incentive Plan

NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan

GO Networks Inc. Employee Stock Bonus Plan

(Full Title of the Plan(s))

Frank A. Cassou

Executive Vice President – Chief Legal Counsel

NextWaveWireless Inc.

12264 El Camino Real, Suite 305

San Diego, California 92130

(619) 573-1578

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Marita A. Makinen, Esq.

Lowenstein Sandler PC

1251 Avenue of the Americas

New York, New York 10020

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

This Post-Effective Amendment (this “Amendment”) relates to the registration statements set forth below (together, the “Registration Statements”) filed by NextWave Wireless Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on the dates set forth below:

•	Registration Statement on Form S-8 (No. 333-139169), filed on December 7, 2006, as amended by Amendment No. 1 thereto, filed on January 18, 2007, and Amendment No. 2 thereto, filed on May 2, 2007

•	Registration Statement on Form S-8 (No. 333-142542), filed on May 2, 2007

This Amendment is being filed for the following purposes. Except as specifically described herein, there are no amendments or modifications to the Registration Statements.

Amendment to Registration Statements

This Amendment is being filed to amend each of the Registration Statements to delete the reoffer prospectus included in Part I thereof (together, the “Reoffer Prospectuses”), as set forth herein. The Reoffer Prospectuses are no longer being used for the reoffer or resale of any registered securities and, accordingly, the information contained in the Reoffer Prospectuses is no longer required to be included or updated in the Registration Statements.

Deregistration of Securities

The Company no longer maintains the CYGNUS Communications, Inc. 2004 Stock Option Plan (the “CYGNUS Plan”), the PacketVideo Corporation 2005 Equity Incentive Plan (the “PV Plan”), or the GO Networks Inc. Employee Stock Bonus Plan (the “GO Networks Plan”) and no stock option awards under such plans remain outstanding. Therefore, any offerings pursuant to the foregoing plans have been terminated. In accordance with the undertaking contained in the Registration Statements pursuant to Item 512(a)(3) of Regulation S-K, the Company is filing this Amendment to remove from registration, by means of a post-effective amendment, any of the 208,867 shares of common stock under the CYGNUS Plan, 261,904 shares of common stock under the PV Plan and 75,188 shares of common stock under the GO Networks Plan which were registered under the Registration Statements and remain unsold as of the date of this Amendment. The foregoing numbers reflect a 1-for-7 reverse stock split completed by the Company in June of 2010, following which every seven shares of the Company’s pre-split common stock, with a par value of $0.001 per share, was automatically converted into one share of post-split common stock, with a par value of $0.007 share (the “Reverse Split”). Outstanding stock incentive awards and shares available for future grants were also adjusted to give effect to the reverse split.

Following this Amendment, and after giving effect to the Reverse Split, the Registration Statements continue to register up to 3,928,571 shares of common stock under the NextWave Wireless Inc. 2005 Stock Incentive Plan and up to 357,142 shares of common stock under the NextWave Wireless Inc. 2007 New Employee Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information set forth under Part I of each of the Registration Statements is hereby deleted in its entirety.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 23rd day of August, 2011.

NEXTWAVE WIRELESS INC.

By:	/s/ Frank A. Cassou
	Name:	Frank A. Cassou
	Title:	Executive Vice President – Chief Legal Officer and Secretary